Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO ANNOUNCES IMPRESSIVE FLOWING TEST RATES

ON WILDCAT DISCOVERY

DENVER, COLORADO, January 15, 2009 — CREDO Petroleum Corporation (NASDAQ:  CRED) today announced that it has participated in drilling a wildcat discovery well which has flowed oil at impressive initial rates during completion testing.  Seven hourly tests on an open choke yielded flow rates ranging between 900 and 1,100 barrels of oil per day when extrapolated to a 24 hour basis.  There has not, however, been a sequential 24-hour test.  Credo owns a significant interest in the well and the prospect, and expects a material positive effect on its production if the well continues to produce at high rates.

The well is classified as a “tight hole”, meaning that detailed information is not being released for proprietary business reasons.

James T. Huffman, CEO, stated, “The initial test results on this well are extremely encouraging.  However, several months of production and pressure data are needed to better assess the well’s long-term potential.  If the well produces as we expect, several offset wells will be drilled this year.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.